EXHIBIT A
Joint Filing Agreement
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13D (and any amendment thereto filed by them) with respect to the shares of Common Stock, par value $.01 per share, of Crowley Maritime Corporation.
Dated: March 19, 2007

/s/ Thomas B. Crowley, Jr.
Name:	Thomas B. Crowley, Jr.

/s/ Molly M. Crowley
Name:	Molly M. Crowley

/s/ Christine S. Crowley
Name:	Christine S. Crowley

Crowley Newco Corporation
/s/ Thomas B. Crowley, Jr.
By: Thomas B. Crowley, Jr.
Title:	Chief Executive Officer